Exhibit 10.30

Maximum Term Full-time Employment Contract

TRITIUM PTY LTD ACN 095 500 280

GLEN CASEY

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AGREEMENT

Parties	The Employer named in Item 1 of Schedule A.

(Company)

The Employee named in Item 2 of Schedule A.

(Employee or You)

BACKGROUND

A.	The Company has agreed to employ the Employee in the Position described in Item 3 of Schedule A.

B.	The Employee agrees to the appointment, and to work for the Company, on the terms and conditions set out in this Contract.

1.	COMMENCEMENT, TERM AND BASIS OF EMPLOYMENT

1.1.	You will be employed in the Position as specified in Item 3 of Schedule A.

1.2.	You will be required to report to the person specified in Item 4 of Schedule A.

1.3.	You will be employed with the Company for a maximum period commencing on the date specified in Item 5 of Schedule A and ending on the date specified in Item 6 of Schedule A (“Term”).

1.4.	At any time up until the Commencement Date specified in Item 5 of Schedule A, your offer of employment may be unilaterally withdrawn by the Company.

1.5.

The Company may at its sole discretion, offer you employment beyond the Term by way of an extension to this Contract or under the terms of a new agreement. The Company does not warrant or represent that your employment will continue beyond the Term.

1.6.

If however, by agreement of the parties, your employment with the Company continues after expiry of the Term, then unless a new agreement is entered into between the parties, the terms and conditions of this Contract will continue to apply to your employment with such variations as the circumstances of your extended employment require.

1.7.

Where the employment ends for any reason during the Term (or any extension of the Term that may be agreed under clauses 1.5 and 1.6 above), then the relevant notice (clause 9) and payment provisions of this Contract will apply (i.e. the balance of the Contract period beyond the notice period will be forfeited).

1.8.	You will be employed on the basis specified in Item 7 of Schedule A.

1.9.	The minimum conditions of your employment are regulated by this Contract, and the Applicable Legislation specified in Item 8 of Schedule A.

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2.	PROBATIONARY PERIOD

2.1	If your employment is subject to a probationary period, the probationary period will be specified in Item 9 of Schedule A.

2.2	The probationary period is intended to enable both yourself and the Company to determine if you are suited to the role for which you have been employed.

2.3

If, during the probationary period you are granted any continuous periods of leave of one (1) month or more for personal injury/illness purposes, the maximum probationary period will be six (6) months plus an additional period which equates to the period of leave taken.

2.4

At any time during the probationary period, either you or the Company can terminate your employment by giving one (1) weeks’ notice. Failure to provide notice will mean payment in lieu or the forfeiting of one (1) week, as the case may be.

2.5	This clause 2 does not affect the minimum employment period in accordance with the Applicable Legislation.

3.	POSITION REQUIREMENTS

3.1.

You will be required to perform the duties of the Position as outlined in the attached Position Description in Schedule B of this Contract together with those duties and responsibilities ordinarily associated with the Position. In addition, you will be required to perform any other duties, for which you have the appropriate skill and or training, which are assigned to you by the Company from time to time. The Company may also amend the Position Description as required from time to time. All amendments will be communicated to you.

3.2.

You will be required to perform your duties conscientiously, in good faith, and exercising all due care, skill and diligence. You will also be required at all times to promote the interests of the Company and comply with lawful and reasonable directions.

3.3.	You may also be required to perform duties from time to time for the Company’s related entities.

3.4.	You agree that you will:

(a)	not act in a manner which is capable of breaching the Company’s trust and confidence in you;

(b)	devote your whole time and attention during work hours to performing your duties; and

(c)	comply with all legislation and regulations that apply to you in your employment with the Company.

4.	WARRANTIES

4.1.	You warrant that by accepting employment with the Company and performing the duties of your Position:

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(a)	you are not, nor will not, be breaching any obligations you owe to any other person (such as a previous employer), nor causing the Company or its associated entities any liability to any other person;

(b)

you have disclosed all information relevant to your employment with the Company, including but not limited to any information which may prohibit or make untenable you performing the inherent requirements of your Position, and that such information is true and correct; and

(c)

you are eligible to work in Australia and will immediately notify the Company if at any time during the course of your employment you are no longer eligible to work in Australia. You agree to provide evidence to support your eligibility to work in Australia on request by the Company.

4.2.	You acknowledge that the Company has relied upon your warranties at clause 4.1 in entering into this Contract.

5.	LOCATION

5.1.	The Position will be based at the location specified at Item 10 of Schedule A.

5.2.

Depending upon the requirements of the Position, you may be required to travel to and/or work, at or from other locations, from time to time. You agree to work at any of the different locations where the Company requires you to do so.

5.3.	Your employment is with the Company and not a specific location. The Company reserves the right to transfer you to another location permanently or temporarily.

6.	REMUNERATION

6.1.	You will be paid as specified at Item 11 of Schedule A.

6.2.	You will be paid by electronic funds transfer into your nominated account on the 15th day of each month or the nearest business day.

6.3.

Unless otherwise prohibited by the Applicable Legislation, you agree that the Company may deduct from any pay or payments owing to you, monies overpaid to you, compensation for any goods not returned, unfinished payments, protective clothing, tools or any other debt owing by you to the Company.

6.4.

If a deduction is not made in accordance with clause 6.3, or a deduction does not cover the full amount owed, you agree to immediately repay to the Company any amounts owed unless alternative repayments are reached with the Company. You acknowledge and agree that you are responsible for compensation for goods and property not returned, unfinished payments, protective clothing, tools or any other debts owing by you to the Company. You agree to immediately repay to the Company all such amounts owed, unless alternative repayment arrangements are reached with the Company.

6.5.	Details of your remuneration under this Contract are to be kept confidential and not discussed with other employees.

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6.6.	Superannuation

(a)	The Company will contribute employer superannuation on your behalf in accordance with the Superannuation Guarantee Legislation.

6.7.	Other benefits

(a)	You will be entitled to the benefits set out at Item 12 of Schedule A.

6.8.	Remuneration Acknowledgement

(a)	In light of the level of your remuneration, you make the acknowledgement set out in Item 15 of Schedule A.

7.	HOURS OF WORK

7.1.	Your ordinary hours of work are set out at Item 13 of Schedule A.

8.	LEAVE

8.1.	Annual Leave

(a)	You are entitled to annual leave in accordance with the Applicable Legislation.

(b)

If you are entitled to an additional amount for leave loading, this will be specified in Item 14 of Schedule A, otherwise, you acknowledge and agree that your remuneration has been set at a level to sufficiently compensate you for any leave loading that may be payable from time to time.

(c)	If you and the Company are unable to agree on a mutually convenient time to take leave, the Company may direct you to take annual leave according to the Applicable Legislation and/or the Award.

(d)	Unless specified otherwise in the Award, the Company may require you to take annual leave in the following circumstances:

(i)	as part of a close-down of the Company’s operations (including any shut down over the Christmas/New Year period); or

(ii)	where an excessive amount of paid annual leave is accrued.

8.2.	Personal / Carer’s Leave

(a)	You are entitled to personal/carer’s leave in accordance with the Applicable Legislation.

(b)	Personal/carer’s leave may be taken:

(i)	if you are not fit to work because of a personal illness or injury; or

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(ii)	for the purpose of caring for a member of your immediate family or a member of your household who requires care or support because of illness, injury or an unexpected emergency affecting the member.

(c)

you must notify your Manager that you are taking personal/carer’s leave as soon as practicable. As a guide, you should attempt to inform your Manager of your absence at least two hours prior to the scheduled start time. You must also provide the actual or expected period that you will be unable to work.

(d)

You must also supply satisfactory evidence to the Company that your absence was due to a reason justifying personal/carer’s leave (e.g. a medical certificate). You may also be requested to provide such documentation for other absences, at the discretion of the Company.

8.3.	Long Service leave

(a)	You will be entitled to long service leave in accordance with the long service leave provisions of the relevant legislation setting out minimum entitlements to long service leave.

8.4.	Other Leave Entitlements

(a)	You will be entitled to parental leave, compassionate leave and community service leave in accordance with the Applicable Legislation.

9.	TERMINATION OF EMPLOYMENT

9.1.	Notwithstanding anything to the contrary in this clause 9, but subject to the operation of clauses 1.5 and 1.6, this Contract will end upon expiry of the Term.

9.2.

If your employment is terminated other than at the expiration of the Term in accordance with clause 9.1, your employment may be terminated by either you or the Company in writing to the other party if the notice period specified in Item 16 of Schedule A is given.

9.3.

In either case, the Company may at its absolute discretion, elect to pay you in lieu of part or all of your notice period. Alternatively, the Company may require you not to report for work, or provide you with altered duties during part or all of your notice period.

9.4.	Nothing in this clause 9 affects the operation of clause 2.

9.5.	If you give less than the notice period, a lawful deduction may be made as permitted at law.

9.6.	The Company may terminate this Contract at any time without notice if you:

(a)	commit any serious or persistent breach of any of the provisions of this Contract;

(b)	commit any breach of any of the warranties contained in clause 4.1;

(c)	are guilty of any gross misconduct or wilful neglect in the discharge of your duties;

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(d)

commit any act which in the reasonable opinion of the Company is likely to cause significant damage to the Company’s reputation, viability or profitability, or imminent and serious risk to the health or safety of a person;

(e)	are intoxicated at work;

(f)	refuse to carry out a lawful and reasonable instruction that is consistent with your contract of employment

(g)	whilst performing your duties, engage in any theft, fraud, assault or dishonesty;

(h)	are charged with or convicted of any criminal offence that, in the reasonable opinion of the Company, affects your position as an employee of the Company; or

(i)	engage in any conduct defined as “serious misconduct” under Applicable Legislation or the Fair Work Regulations 2009 (Cth) (as amended from time to time).

9.1.

You agree that all notes, memoranda, lists, training materials, documents recording or embodying Intellectual Property Rights (as defined in clause 12) which are owned by or vest in the Company under clause 12, Confidential Information (clause 11) and other records of or in connection with your employment or any dealings, customers, affairs or business of the Company made by you or otherwise are the property of the Company, and you will immediately surrender all such property to your Manager upon termination of your employment with the Company, and delete or destroy copies of same, provided that the Company is provided with copies of such information.

9.2.

If your employment under this Contract is terminated by reason of the reconstruction or amalgamation of the Company and you are offered employment with any concern or undertaking resulting from the reconstruction or amalgamation on terms and conditions not less favourable than the terms of this Contract, then you shall have no claim against the Company in respect of the termination of your employment under this Contract.

10.	SUSPENSION OF EMPLOYMENT / STAND DOWN

10.1.

The Company may suspend your employment on full pay (excluding any bonus payments or incentive plan payments) for a reasonable period in relation to any conduct or performance, including for the purposes of conducting an investigation into your alleged misconduct and/or unsatisfactory performance.

10.2.	Where one of the matters in section 524(1) of the Applicable Legislation exists, the Company may stand you down, without pay.

11.	CONFIDENTIAL INFORMATION

11.1.

For the purposes of this Contract, Confidential Information means jointly and severally your employment conditions and the conditions of other employees, customer details, price lists, costings, supplier details, information systems, trade or business secrets, formats, sales management, software, the material, improvements, information, advice, training techniques, product designs and specifications, staff manuals, methods and techniques for conduct of the business, marketing and public relations information and techniques, together with all other proprietary information and know-how conveyed or conceived by you in the course of your relationship with the Company, and includes, but is not limited to:

(a)	Financial Information regarding budgets, accounts rendered, income, debts, profits, salaries and wages paid, assets and liabilities and bad debts;

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(b)

Supply and Service Information regarding goods and services supplied. The name and address of clients and customers to whom services were or are being supplied, terms of supply or service contracts or particular transactions or related information about potential suppliers to the extent that such information is not generally known to the public and to the extent that the combination of suppliers or use of a particular supplier, though generally known or available, yields advantages to the any of the Group Entities the details of which are not generally known;

(c)

Marketing Information regarding details about the position of any of the Group Entities in the marketplace or segments of the marketplace, their competitors’ positions in the market place or in segments of the market place, marketing plans and strategies;

(d)	Personnel Information regarding personnel histories, compensation, terms of engagement;

(e)

Client/Customer Information with regard to any compilation of past, existing and/or prospective clients and customers, particular client or customer transactions, proposals or agreements with clients or customers, the state of client or customer accounts;

(f)	Strategic Information regarding the goals and plans of any of the Group Entities including but not limited to target markets, target segments of markets, plans with regard to premises;

(g)

Tender Information regarding the methods by which any of the Group Entities calculates the amounts contained in its tenders, the methods by which it prepares its tenders, the information contained in its tenders;

(h)	Legal Information which is not generally available in the public domain, regarding the affairs or activities of any of the Group Entities;

(i)	General Business Information whether in writing or otherwise relating in any way to the business or affairs of any of the Group Entities;

(j)

Intellectual Property Information being information concerning research, copyright, patents, trademarks, designs, ideas, discoveries, inventions or other intellectual property of any of the Group Entities;

(k)	Information which, either orally or in writing, is designated or indicated by the Company as Confidential Information;

(l)	Information derived or produced partly or wholly from Confidential Information;

(m)	Information which is capable of protection at law or equity as confidential information; and

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(n)	Information specified in sub-clauses (a) to (m) of any of the Group Entities.

11.2.	During your employment and after the employment ends, regardless of the reason for the termination of your employment, you will, except as required by law:

(a)

Hold all Confidential Information in confidence and not discuss, communicate or transmit to others or make any unauthorised copy of or use the Confidential Information in any capacity, position or business unrelated to the Company and unauthorised by the Company;

(b)	Use the Confidential Information only in furtherance of proper Company-related reasons for which such information is disclosed or discovered;

(c)	Take all reasonable action that the Company deems necessary or appropriate, to prevent unauthorised use or disclosure of, or to protect the Company’s interests in, the Confidential Information; and

(d)	Immediately notify the Company of any suspected breach of this clause.

11.3.

The above does not apply to information that by means other than your deliberate or inadvertent disclosure enters a public domain nor to disclosures as compelled by judicial or administrative proceedings after you diligently try to avoid disclosure and afford the Company the opportunity to obtain assurances or relief that compel that disclosure will receive confidential treatment.

11.4.

Each part of the above is severable. If any provision or part of this clause 11 is held unenforceable by a court of competent jurisdiction, such a ruling shall not impair any other provision or part thereof that remains intelligible and capable of effect.

11.5.

The obligations of confidentiality imposed above are not intended to be in substitution for, or to in any way limit, the Duties of confidentiality which would rest with you (whether in equity or otherwise) if such specific obligations were not here provided for, and you acknowledge that your obligations of confidentiality are not necessarily restricted to the specific areas listed above.

11.6.	In this clause:

(a)	“Group Entities” means the entities listed below, along with their subsidiaries and Related Corporations:

(i)	The Company;

(ii)	any other associated entity of the Company.

(b)	“Related Corporation” means a related corporation (as defined by the Corporations Act 2001 (Cth) (as amended or replaced from time to time) of the Company.

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12.	INTELLECTUAL PROPERTY

12.1.	You agree that all Intellectual Property Rights in and relating to the Work Product will be owned exclusively by the Company.

12.2.	You must provide to the Company any material that you created or that you possess containing, recording or relating to any Intellectual Property Rights in or relating to the Work Product.

12.3.

Before commencing as an employee of the Company, you must notify the Company if you own or are working on any Intellectual Property Rights that have use in or are related to the Field. You must obtain prior written approval if you wish to continue to do any such work in accordance with clause 13.4(b) below.

12.4.	While you are an employee of the Company, you must:

(a)

promptly notify the Company in advance if you wish to (i) develop or create for yourself or any other person any Intellectual Property Rights that have use in or relate to the Field, or (ii) contribute to any open source or creative commons initiative or platform any Intellectual Property Rights that have use in or relate to the Field; AND

(b)

obtain prior written approval from the Company before you (i) develop, create, protect or publish any Intellectual Property Rights that have use in or relate to the Field, or (ii) contribute to any open source or creative commons initiative or platform any Intellectual Property Rights that have use in or relate to the Field. The Company may refuse or grant such approval in its sole discretion. Any such development or creation must not take place during work hours and must not utilise, improve on or be derived from Intellectual Property Rights of the Company or from Work Product.

12.5.

If you notify the Company in accordance with clause 13.4(a) and the Company grants written approval in accordance with clause 13.4(b), and you comply with clause 13.4(b), the Company will not obtain ownership of any Intellectual Property Rights which were the subject of the Company’s approval.

12.6.	You unconditionally and irrevocably assign to the Company all present and future Intellectual Property Rights which:

(a)	are in or related to the Work Product;

(b)	you fail to notify the Company of in accordance with clause 13.3(a) or 13.4(a); or

(c)	the Company does not grant its approval for in accordance with clause 13.4(b).

12.7.	You acknowledge that you do not acquire any rights in respect of Intellectual Property Rights owned by the Company by reason of your employment with the Company.

12.8.

You must not without the Company’s prior written consent, use, duplicate, reproduce, adapt, publish or disclose any Intellectual Property Rights owned by the Company or any Confidential Information, other than in the course of performing your Duties. Without limitation, you must not contribute any Work Product to open source or creative commons initiatives or platforms.

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12.9.

You must not bring to the Company any work or Intellectual Property Rights that belong to a prior employer. You warrant and guarantee that any Work Product and any rights (including Intellectual Property Rights) provided or to be provided by you to the Company, were, are and will be generated from your own effort and creation and do not copy or plagiarise any third party design or concept and do not breach or infringe any third party rights, including Intellectual Property Rights. Without limitation, you must not use any open source or creative commons software in Work Product without the express permission of the Company.

12.10.

You will not personally or through the assistance of another person, directly or indirectly, commit any act which may invalidate, jeopardise or put in dispute the Company’s title to the Intellectual Property Rights described in clause 13.6.

12.11.

You unconditionally and irrevocably consent to the Company (and all persons authorised by the Group Entities) doing, or omitting to do, anything which would infringe or breach your Moral Rights in the Work Product and you irrevocably waive and agree not to enforce any Moral Rights you may have in the Work Product.

12.12.	You must execute all documents and do all acts and things the Company may reasonably request to give full effect to the Company’s rights under this clause 13, including:

(a)	executing all documents and doing all other acts and things to vest ownership in the Company of any Intellectual Property Rights in and relating to the Work Product;

(b)

executing all documents and doing all other acts and things as are necessary to secure or register in the Company’s (or its nominee’s) name any such patent, registered design, copyright or other protection as the Company may think fit in Australia and elsewhere and to vest the protection and benefit of all rights in any such patent, registered design, copyright or other protection in the Company (or its nominee) absolutely or as the Company may direct and to maintain such patent, registered design, copyright or other protection in force or extend its term; and

(c)	giving evidence or testimony regarding your role in the creation of any Work Product.

12.13.	You agree to appoint the Company as a power of attorney to execute any document and do any act or thing in relation to this clause 13 in your name and on your behalf.

12.14.

None of the Group Entities will be under any obligation to apply for or seek to obtain patent, design or other protection in relation to any rights or property assigned to or vesting in any of the Group Entities under this Contract (including without limitation any improvements, inventions, processes, systems or designs) nor in any way to use, exploit or seek the benefit from any of those things.

12.15.	The obligations in this clause 13 survive termination of this Contract.

12.16.	In this clause 13:

(a)	“Duties” means the duties set out in clause 3 and the Position Description at Appendix A to this Contract.

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(b)	“Group Entities” means the entities listed below, along with their subsidiaries and Related Corporations:

(i)	the Company; and

(ii)	any other associated entity of the Company.

(c)

“Intellectual Property Rights” includes all rights in relation to patents, copyright, registered designs, registered and unregistered trade marks, trade secrets, know-how, all other intellectual property as defined in article 2 of the Convention establishing the World Intellectual Property Organisation of July 1967 including without limitation any right to register those rights, whether created before or after the date of this Contract, whether existing in Australia or any other country, and in all cases for the duration of those rights.

(d)	“Field” means software and hardware solutions for the electric vehicle industry.

(e)	“Moral Rights” means:

(iii)	a right of attribution or authorship;

(iv)	a right not to have authorship falsely attributed;

(v)	a right of integrity of authorship; or

any other similar rights arising under statute, including the Copyright Act 1986 (Cth) or any other law including any law outside of Australia.

(f)	“Related Corporation” means a related corporation (as defined by the Corporations Act 2001 (Cth) (as amended or replaced from time to time) of the Company.

(g)

“Work Product” means any works that you create, and the results and products of all work you perform, whether alone or with others, whether during or outside office hours, during the period of your employment with the Company, that:

(i)	are within the scope of your employment with the Company or are part of your Duties;

(ii)	are created at Company facilities or using Company property;

(iii)	are created, based upon, using or improving Company Intellectual Property Rights;

(iv)	are applicable, relevant or potentially applicable to the business for the time being carried on by any of the Group Entities; or

(v)	you provide to the Company as your work,

and includes without limitation ideas, inventions, discoveries, literary works, models, designs, images, logos, drawings, plans, software, algorithms and reports.

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13.	AGREEMENT NOT TO SOLICIT EMPLOYEES, CUSTOMERS AND SUPPLIERS

13.1	The Employee covenants that during their employment and following termination of their employment, for the time periods specified in Item 17 of Schedule A, the Employee will not:

(a)

solicit, interfere with, or entice or endeavour to entice away from the Company or any Related Corporation of the Company anyone who was at the time during the 12 month period immediately prior to the termination of the Employee’s employment, an employee of, contractor to, or agent of the Company or any Related Corporation of the Company and with whom the Employee had dealings;

(b)

canvass, solicit or endeavour to entice away from the Company or any Related Corporation of the Company any of the Company’s or any Related Corporation of the Company’s Clients or Suppliers (including any person in the process of being engaged as a Client or Supplier) and with whom the Employee had dealings or of whom the Employee had knowledge of during the 12 months immediately prior to the termination of the Employee’s employment;

(c)

perform work for, including without limitation as an employee, either directly or indirectly for any of the Company’s or any Related Corporation of the Company’s Clients or Suppliers (including any person in the process of being engaged as a Client or Supplier) and with whom the Employee had dealings or of whom the Employee had knowledge of during the 12 months immediately prior to the termination of the Employee’s employment;

(d)	counsel, procure or otherwise assist any person to do any of the acts referred to in sub-clauses (a), (b) and (c) above.

13.2

This clause 13 will be construed and have effect as if they were a number of separate sub-clauses which result from combining each sub-clause of 13.1 and Item 17 of Schedule A. Each resulting sub-clause is severable from each other resulting sub-clause and if any one of the separate sub-clauses (or parts thereof) shall be invalid or unenforceable for any reason, such invalidity or unenforceability will not affect the validity or enforceability of the other separate sub-clauses (or parts thereof).

13.3	The Employee agrees that each of the restraint obligations imposed by this clause: (a) are reasonable;

(b)	prevents untoward damage and loss to the Company and any Related Corporation of the Company;

(c)	extends no further (in any respect) than is reasonably necessary;

(d)	has been duly compensated to the Employee by the Company; and

(e)	is to reasonably protect the Company’s and any Related Corporation’s assets and liabilities and management strategies.

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13.4

The Employee’s promises set forth in this clause 13 are reasonable and necessary to protect and preserve the business of the Company and any Related Corporation of the Company. The Employee acknowledges that irreparable loss and damage will be suffered by the Company and any Related Corporation of the Company should the Employee breach any of their promises set out herein. The Employee accordingly, agrees and consents that, in addition to all the remedies provided at law or in equity, the Company and any associated entities of the Company shall be entitled to temporary and permanent injunctions to prevent a breach or contemplated breach of any of the terms and conditions of this clause.

13.5	For the purposes of this clause 13:

(a)	“Clients” means any natural person or persons, partnership, association or corporate who at any time during this Contract were or are a Client or Customer of the Company or any Related Corporation.

(b)	“Intellectual Property” has the meaning set out in clause 12.

(c)	“Related Corporation” means a related corporation (as defined by the Corporations Act 2001 (Cth) (as amended or replaced from time to time) of the Company.

(d)	“Supplier” means any natural person or persons, partnership, association or corporate who at any time during this Contract supplied any products of services to the Company or any Related Corporation.

14.	AGREEMENT NOT TO COMPETE

14.1.

The Employee covenants with the Company that the Employee will not, whether individually or as principal, agent, partner, joint venture, shareholder (except as shareholder in a company whose shares are quoted on an Australian Stock Exchange) directly or indirectly without the previous consent, in writing, of the Company be concerned or interested or employed in a Competing Business, or manage or operate or participate in the management or operation of any activities of a Competing Business or which are or are likely to be in competition with the Company during the Employee’s employment, and for the periods specified in Item 18 of Schedule A and in the areas specified in Item 19 of Schedule A, and the Employee covenants at the time of the termination of this Contract or during any such period thereof.

14.2.

This clause 14 shall have effect as if it were a number of separate clauses each one being severable from the others, such separate clauses consisting of the covenants set out in clause 14.1 combined with each separate period referred to in Item 18 of Schedule A combined with each separate area referred to in Item 19 of Schedule A and if any of the separate clauses shall be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the validity or enforceability of any other separate clause.

14.3.	The Employee agrees that each of the restraint obligations imposed by this clause:

(a)	are reasonable;

(b)	prevents untoward damage and loss to the Company and any Related Corporation of the Company;

(c)	extends no further (in any respect) than is reasonably necessary;

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(d)	has been duly compensated to you by the Company; and

(e)	is to reasonably protect the Company’s and any Related Corporation of the Company’s assets and liabilities and management strategies.

14.4.

The Employee’s promises set forth in this clause 14 are reasonable and necessary to protect and preserve the business of the Company and any associated entities of the Company. The Employee acknowledges that irreparable loss and damage will be suffered by the Company and any Related Corporation of the Company should the Employee breach any of their promises set out herein. The Employee accordingly, agrees and consents that, in addition to all the remedies provided at law or in equity, the Company and any associated entities of the Company shall be entitled to temporary and permanent injunctions to prevent a breach or contemplated breach of any of the terms and conditions of this clause.

14.5.	For the purposes of this clause 14:

(a)

“Competing Business” means any business, organisation or enterprise in the industry specified in Item 20 of Schedule A that offers services of a similar nature to the services provided by the Company or any Related Corporation.

(b)	“Related Corporation” means a related corporation (as defined by the Corporations Act 2001 (Cth) (as amended or replaced from time to time) of the Company.

15.	POLICIES AND PROCEDURES

15.1.

Your acceptance of this Contract indicates that you also agree to the terms contained in all policies and procedures of the Company as advised and amended from time to time. The Company’s policies and procedures do not however, form part of this Contract and are not binding on the Company.

15.2.

Where a policy or procedure refers to obligations the Company has, those obligations are not terms of this Contract, rather they are guidelines only. The Company may observe, vary or disregard at its sole discretion the guidelines, having regard to the Company’s operational requirements and/or legal obligations from time to time.

16.	HEALTH AND SAFETY

16.1.

You are required to perform your duties in a safe manner, ensuring that you do not undertake any activity which may cause injury to yourself, clients or your co-workers. This includes following health and safety requirements, guidelines and procedures as instructed by your Manager. Should you have an injury at work or see damaged equipment, you must immediately advise your Manager.

17.	MEDICAL CHECKS

17.1.

The Company at all times reserves the right to direct you, at the Company’s expense to undergo a medical examination from a medical practitioner nominated by the Company and reasonably agreed to by the Employee, where the Company has reasonable cause to suspect a medical condition that may compromise the performance of your duties or fitness to work, or the Company’s legal obligations under any legislation or at Common Law.

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18.	OTHER EMPLOYMENT

18.1.

Except with the express written consent of the Company, you will not, during your employment with the Company, directly or indirectly be concerned in any other employment, business, interest, non-public shareholding or position which may constitute a conflict of interest to that of the Company or affect your ability to carry out your duties or responsibilities under this Contract.

18.2.	You are required to notify the Company of any employment, business, interest, non-public shareholding or position you have or desire to take up outside of your employment with the Company.

18.3.

The Company acknowledges your declared interest as a both a non-executive Director and beneficial shareholder of the company Transition Group Pty Ltd ABN 085 680 628 which provides consultancy services which are unrelated to the Industry (‘Ongoing TG Activity’). For avoidance of doubt, the Company consents to your continued involvement in these capacities in Ongoing TG Activity provided that such involvement in no way directly or indirectly breaches or derogates from your obligations under this Agreement.

19.	SECURITY & SURVEILLANCE

19.1.

The Company may, at any, time monitor your use of the Company’s systems, including but not limited to material stored, the use of phone, internet and email systems in accordance with the Company’s policies as amended from time to time.

20.	ACKNOWLEDGEMENT

20.1.	You acknowledge you have read and understood the contents of this Contract and have had the opportunity to seek independent advice in relation to this Contract before signing.

21.	VARIATION

21.1.	No addition, variation or modification of any provision of this Contract will be of any force or effect unless agreed to in writing and signed by you and the Company.

22.	GOVERNING LAW OF THE CONTRACT

22.1.

This Contract will be governed by and interpreted in accordance with the laws of the State/Territory specified in Item 21 of Schedule A and both parties submit to the non-exclusive jurisdiction of the Courts and Tribunals of the State/Territory specified in Item 21 of Schedule A

23.	SEVERABILITY

23.1.

Any provision of this Contract (or part thereof) which is or becomes illegal, void or unenforceable will be ineffective to the extent only of such illegality, voidness or unenforceability and will not invalidate the remaining provisions.

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24.	ENTIRETY OF THE CONTRACT

24.1.

This Contract (including any Schedules or Annexures attached to this Contract) is the entire agreement of the parties in relation to your employment. All prior representations, warranties, etc. are merged and superseded by this Contract.

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SIGNED by Glen Casey:

Glen Casey

2/5/2022
Date

SIGNED by Jane Hunter for and on behalf of

TRITIUM PTY LTD ACN 095 500 280:

Jane Hunter
Chief Executive Officer

2/3/2022
Date

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SCHEDULE A

Item

1.	Employer	Tritium Pty Ltd ACN 095 500 280

2.	Employee	Glen Casey

3.	Position (clause 1.1)	Chief Operating Officer

4.	Reports To (clause 1.2)	Chief Executive Officer, Jane Hunter

5.	Maximum Term Commencement Date (clause 1.3)	7 March 2022

6.	Maximum Term Expiry Date (clause 1.3)	28 February 2024 unless extended at the request of the Employee to be communicated in writing to the CEO by 31 August 2023 and subject to discretion of the Board of Directors on such terms and conditions as it sees fit in accordance with clause 1.5 and 1.6.

7.	Employment Status (clause 1.8)	Full-Time

8.	Applicable Legislation (clause 1.9)	Fair Work Act 2009 (Cth) (as amended from time to time)

9.	Probation Period (clause 2.1)	Not applicable

10.	Location (clause 5.1)	Usual place of work is Murarrie, Brisbane. Overseas travel may be required

11.	Remuneration (clause 6.1)	$550,000 (gross) per annum, exclusive of Superannuation

12.	Other Benefits (clause 6.7)

INITIAL SHARE EQUITY GRANT

The employee will be entitled to an initial equity grant of equivalent $250,000 AUD, to be allocated from the Company’s 1% share pool expected to be offered on or after 14 April 2022, vesting in or after October 2022, subject to Tritium’s published employee share plan rules.

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Item

SHORT TERM INCENTIVE PLAN

Annual short-term incentive (“STI”) of 60% of annual base salary (excl of superannuation) – being Item 11. Incentive to be paid out in cash or up to a maximum of 50% cash-equivalent shares + cash at the Board’s final discretion. Eligibility for the annual STI will be assessed against Key Performance Indicators (“Goals”) for the calendar year as set by the CEO – year 1 is to be paid pro rata of the annual amount, based on the Commencement Date.

For the first year (1 March 2022 to 31 December 2022) 50% of the total possible pro rata STI will be fixed/guaranteed, with the remaining 50% being assessed against the Goals.

The annual assessment period is 1 March to 31 December for year 1 and thereafter is 1 January to 31 December. Any eligible STI amount will be paid annually by 31 March of the year following the entitlement.

LONG TERM INCENTIVE PLAN

$310,000 AUD equity plan, vesting at $155,000 per annum over 2 years + rolling participation should the Maximum Term be extended by the Employer and the Employee. This LTI will be subject to Tritium’s published employee share plan rules which are yet to be determined and may change — at a minimum these will include the cancellation of this LTI if the employee is terminated for cause or for gross misconduct.

VEHICLE

A company electric vehicle will be made available to the Employee when the employee is in Brisbane.

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Item

TRAVEL & ACCOMMODATION

•  Up to 4 per month return economy domestic airfare (1 person) from Melbourne to Brisbane.

•  Accommodation will be provided, in a leased apartment in Brisbane to a value of approximately $750 per week.

•  Transport to and from the airport in Brisbane will be paid for by the Employer. Melbourne ground transport at the Employee’s cost.

13.	Hours of Work (clause 7.1)

1.  As a full-time employee, your hours of work will be an average of 38 ordinary hours per week to be worked between 8:30am to 5:00pm from Monday to Friday averaged over a 26-week period in accordance with the Applicable Legislation. However, due to the nature of the Company’s business and your Position, you acknowledge and agree that in addition to this, you may also be required to perform reasonable additional hours from time to time, including work on weekends and late nights.

2.  As your annual remuneration has been set at a level that takes into account your ordinary hours and any additional hours you may be required to perform your duties, you are not entitled to any additional payment or benefit for overtime or any other work performed in addition to your ordinary hours.

14.	Annual Leave Loading (Clause 8.1(b))	You are not entitled to annual leave loading.

15.	Remuneration Acknowledgment (clause 6.8)	High Income Guarantee (a) In light of the level of your remuneration, you acknowledge that: (i) your employment may otherwise be, but for this Contract, covered by a Modern Award;

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Item

(ii)  this Clause of the Contract is an undertaking to pay you an amount of earnings as provided under this Contract (being in excess of the high income threshold as defined by the Applicable Legislation) in relation to the performance of work during a period of 12 months or more (“Undertaking”); and

(iii)  by signing this Contract, you accept and agree that, by accepting the Undertaking, you are no longer bound by any Modern Award.

(b)   You acknowledge that your remuneration otherwise includes all legal entitlements you have to payment for the work performed and as such you are not entitled to any further payment for work performed in accordance with this Contract. You expressly agree that the Company may set off your remuneration against any entitlement you may have under any industrial instrument to payment for work performed.

16.	Notice Period (Clause 9.2)	6 months.

17.	Time Period (Clause 13.1)

The time periods of the restraint referred to in clause 13.1 are:

(a)   twelve (12) months, or if that time period is deemed invalid or unenforceable then;

(b)   six (6) months, or if that time period is deemed invalid or unenforceable then;

(c) two (2) month, after the termination of this Contract.

18.	Time Period (Clause 14.1)

The time periods of the restraint referred to in clause 14.1 are:

(a)   six (6) months, or if that time period is deemed invalid or unenforceable then;

(b)   two (2) months, or if that time period is deemed invalid or unenforceable then;

(c)   one (1) month, after the termination of this Contract.

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Item

19.	Area (Clause 14.1)

The areas of the restraint referred to in clause 14.1 are:

(a)   the World, or if that area is deemed invalid or unenforceable then;

(b)   Australia, or if that area is deemed invalid or unenforceable then;

(c)   Greater Brisbane.

20.	Industry (clause 14.5)	EV charger industry which includes the design, manufacture, repair, maintenance or distribution of EV chargers.

21.	State/Territory (clause 22.1)	Queensland

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SCHEDULE B: POSITION DESCRIPTION

CHIEF OPERATING OFFICER

Job Summary

Ensure company-wide operational performance, assessing the key metrics of Tritium’s global operations against modelled targets at the required cadence.

Develop and ensure the performance of short, medium and long term global supply and distribution networks for Tritium products. Grow and improve Tritium’s customer support services around the globe, ensuring our customers receive industry leading product support.

Principal Role Responsibilities:

•	Implement and enforce the KPls, OKRs and cadence of information flow and decision making throughout the global organisation.

•	Manage the on-time and on-budget delivery of company-wide projects.

•

Design and manage the deployment of the global supply and distribution network with an objective to optimise it to deliver required goods to our customers with the highest quality, lowest cost, minimal cash, lowest risk and shortest time.

•

Manage the development and negotiation of commercial principles for supply chain, service agents, service level agreements (SLAs) and manufacturing arrangements to ensure optimal outcomes under all related Tritium contracts, focusing on Tritium passing responsibility and risk from our customer to our suppliers and service agents.

•	Oversee regional operations to ensure the most efficient delivery of our products Delivered in Full on Time in Spec (DIFOTIS) for Tritium’s customers.

•	Continually improve gross margins by optimising global supply chain, logistics and production.

•	Provide assistance to regional Presidents to help them execute their strategy and budget from an operational perspective.

•

Manage the development of the global support capability for Tritium products, including establishing a framework under which our regional leaders can negotiate support services with local service providers.

•	Develop and continue to refine the Service Level Agreement offering using captured operational data.

•	Continue to develop the processes and oversee the performance of the global support team.

•	Continually improve and ensure adherence to process across the company;

•	Ensure accuracy of data in and out of Tritium’s business systems;

•	Key supplier and customer engagement around product delivery schedules/plans etc;

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Health, Safety & Environment

In the interest of personal safety, all employees have an obligation to:

•	Comply with all safe work practices, rules, procedures and instructions with the intent of avoiding injury to themselves and others, damage to plant or equipment and environmental pollution.

•	Take reasonable care for the health and safety of themselves and others.

•	Wear personal protective equipment and clothing where required.

•	Comply with any reasonable direction given by Management for environmental, health and safety.

•	Not misuse or interfere with any environmental or health and safety equipment provided.

•	Report all near misses, accidents and incidents on the job immediately.

•	Report all known or observed hazards to their Supervisor or Manager immediately.

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